United Security Bancshares Reports 1st Quarter Financial Results

FRESNO, CA - April 17, 2025. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2025. The Company reported net income of $2.7 million, or $0.16 per basic and diluted share, for the quarter ended March 31, 2025, compared to $4.2 million, or $0.24 per basic and diluted share, for the quarter ended March 31, 2024.

First Quarter 2025 Highlights (as of, or for, the quarter ended March 31, 2025, except where noted):
▪Net interest margin increased to 4.58% for the quarter ended March 31, 2025, compared to 4.35% for the quarter ended March 31, 2024.
▪Annualized average cost of deposits was 1.09% for the quarter ended March 31, 2025, compared to 0.72% for the quarter ended March 31, 2024.
▪Net income for the quarter decreased 35.54% to $2.7 million, compared to $4.2 million for the quarter ended March 31, 2024.
▪Interest and fees on loans increased 3.43% to $13.9 million, as a result of an $890,000 interest payment related to a nonaccrual loan payoff, compared to $13.5 million for the first quarter of 2024.
▪Interest expense decreased 5.6% to $3.0 million, as a result of decreases in short-term borrowing costs offset by increases in deposit interest expense, compared to $3.2 million for the first quarter of 2024.
▪The total fair value of the junior subordinated debentures (TRUPs), inclusive of a change in accrued interest of $27,000, changed by $155,000 during the quarter ended March 31, 2025. A gain of $270,000 was recorded through the income statement and a loss of $142,000 was recorded through accumulated other comprehensive income. For the quarter ended March 31, 2024, the total fair value of TRUPs, inclusive of a change in accrued interest of $4,000, changed by $135,000. A loss of $294,000 was recorded through the income statement and a $155,000 gain was recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $2.3 million for the quarter ended March 31, 2025, compared to $173,000 for the quarter ended March 31, 2024.
▪Noninterest expense increased 12.85% to $7.6 million, compared to $6.7 million for the quarter ended March 31, 2024.
▪Annualized return on average assets (ROAA) decreased to 0.91%, compared to 1.40% for the quarter ended March 31, 2024.
▪Annualized return on average equity (ROAE) decreased to 8.19%, compared to 13.51% for the quarter ended March 31, 2024.
▪Total loans, net of unearned fees, decreased 0.84% to $920.7 million, compared to $928.5 million at December 31, 2024.
▪Total deposits decreased 2.97% to $1.03 billion, compared to $1.06 billion at December 31, 2024.
▪OREO balances increased from $4.6 million at December 31, 2024 to $7.9 million at March 31, 2025 due to the transfer of nonaccrual loans totaling $3.3 million to OREO.

Dennis Woods, President and Chief Executive Officer, stated, “Amid ongoing uncertainty in Washington, D.C., middle-class Americans continue to face economic challenges. Inflation remains elevated, interest rates are persistently high, and escalating tariff-related trade tensions may further burden household budgets. We remain hopeful these conditions will be short-lived. On a more encouraging note, our customers continue to perform well. We have maintained steady business operations and even improved our net interest margin to 4.58%.

“One area that warrants additional context is our medical student loan portfolio. Between 2014 and 2018, we acquired approximately $75 million in medical student loans. When the insurer backing these loans ceased operations, we suspended further loan originations. Since then, the majority of borrowers have completed their education and are now either making payments as agreed or have fully repaid their loans. While we may experience future charge-offs in this portfolio, we believe the overall allowance for credit losses is adequate.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

For the quarter ended March 31, 2025, the Company reported net income of $2.7 million and earnings per basic and diluted share of $0.16, compared to net income of $4.2 million and $0.24 per basic and diluted share for the quarter ended March 31, 2024. Net income for the quarter ended March 31, 2025, decreased 35.54% when compared to the quarter ended March 31, 2024. The decrease is primarily the result of an increase of $2.13 million in the provision for credit losses, an increase of $1.06 million in deposit interest expense, and an increase of $866,000 in noninterest expense, partially offset by a decrease of $1.2 million in short-term borrowing expense, a decrease of $625,000 in the income tax provision, a change of $564,000 on the fair value of TRUPs, and an increase of $462,000 in loan and fee income. ROAE for the quarter ended March 31, 2025, was 8.19%, compared to 13.51% for the quarter ended March 31, 2024. ROAA was 0.91% for the quarter ended March 31, 2025, compared to 1.40% for the quarter ended March 31, 2024. The decrease in both ratios was due primarily to the decrease in income between the two quarters.

The annualized average cost of deposits was 1.09% for the quarter ended March 31, 2025, compared to 0.72% for the quarter ended March 31, 2024. Average interest-bearing deposits increased 13.66% between the periods ended March 31, 2024, and 2025, from $601.0 million to $683.1 million, respectively. Included in the increase in interest-bearing deposits are purchased brokered deposits with an average balance of $100.0 million for the quarter ended March 31, 2025. These brokered deposits were purchased to reduce short-term borrowings, fund loan growth, and offset deposit runoff as part of the Bank’s cash management strategy. The average rate paid for brokered deposits for the quarter ended March 31, 2025 was 4.55%. The Bank held no brokered deposits during the quarter ended March 31, 2024. The annualized average cost of funds was 1.10% for the quarter ended March 31, 2025, compared to 1.13% for the quarter ended March 31, 2024. The rate decrease was due to average balance decreases in time deposits, savings accounts, NOW accounts, and short-term borrowings, partially offset by increases in deposit rates.

Net interest income, before the provision for credit losses, was $12.3 million for the quarter ended March 31, 2025, representing a $582,000, or 4.97%, increase from the $11.7 million reported at March 31, 2024. The increase in net interest income was driven by increases in loan-interest income and decreases in interest expense on short-term borrowings, offset by increases in interest expense on deposits. Also included in the increase in net interest income was an $890,000 interest payment related to a nonaccrual loan payoff. The Company’s net interest margin of 4.58% for the quarter ended March 31, 2025, increased from 4.35% for the quarter ended March 31, 2024. The increase in the net interest margin is due to increases in yields on loans and decreases in yields on short-term borrowings and TRUPs, offset by increases in yields on interest-bearing deposits and decreases in yields on overnight investments held at the Federal Reserve. Loan yields increased from 6.00% to 6.17% between the two periods and the cost of interest-bearing liabilities decreased from 1.82% to 1.74%. Interest-bearing liabilities include interest-bearing deposits, short-term borrowings, and TRUPs.

Noninterest income for the quarter ended March 31, 2025, totaled $1.4 million, an increase of $307,000 from the $1.1 million in noninterest income reported for the quarter ended March 31, 2024. The increase is primarily attributed to a gain of $270,000 recorded on the fair value of TRUPs for the quarter ended March 31, 2025, compared to a recorded loss of $294,000 for the quarter ended March 31, 2024. The change in the value of TRUPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. This increase in noninterest income was partially offset by decreases in other noninterest income of $173,000 and customer service fees of $68,000.

Noninterest expense for the quarter ended March 31, 2025, totaled $7.6 million, reflecting a $866,000 increase over the $6.7 million reported for the quarter ended March 31, 2024. The increase between the quarters ended March 31, 2025, and 2024, resulted partially from increases of $428,000 in salaries and employee benefit expenses, $296,000 in data processing expenses, and $108,000 in occupancy expense. Salaries and employee benefits increased primarily due to increases of $210,000 in group insurance costs and $195,000 in stock compensation expense.

The efficiency ratio for the quarter ended March 31, 2025, increased to 55.90%, compared to 52.96% for the quarter ended March 31, 2024. This deterioration was due to an increase in noninterest expense, offset by an increase in net interest income and noninterest income.

The Company recorded an income tax provision of $1.1 million for the quarter ended March 31, 2025, compared to $1.7 million for the quarter ended March 31, 2024. The effective tax rate for the quarter ended March 31, 2025, was 28.52%, compared to 28.94% for the quarters ended March 31, 2024.

Balance Sheet Review

Total assets decreased $19.9 million, or 1.64%, between December 31, 2024, and March 31, 2025. Gross loan balances decreased $7.6 million, investment securities decreased $174,000, and total cash and cash equivalents decreased $18.3 million. Decreases in gross loans included decreases of $5.3 million in real estate construction and development loans, $4.6 million in real estate mortgage loans, $3.3 million in installment loans, and $3.0 million in commercial and industrial loans, offset by increases of $8.5 million in agricultural loans. Declines in the investment portfolio were primarily the result of $2.9 million in paydowns, partially offset by a $2.6 million decrease in unrealized losses. Unfunded loan commitments increased from $204.0 million at December 31, 2024, to $226.4 million at March 31, 2025. OREO balances increased from a balance of $4.6 million at December 31, 2024, to $7.9 million at March 31, 2025. This increase was due to a foreclosure on nonaccrual loans related to York Monterey Properties resulting in the transfer of $3.3 million to OREO.

Total deposits decreased $31.4 million, or 2.97%, to $1.03 billion during the quarter ended March 31, 2025. This was due to decreases of $30.4 million in interest-bearing deposits and decreases of $1.0 million in noninterest-bearing deposits. Included in interest-bearing deposits at March 31, 2025 and December 31, 2024, were brokered DDA accounts totaling $100.3 million. These brokered deposits were purchased to reduce short-term borrowings, fund loan growth, and offset deposit runoff as part of the Bank’s cash management strategy. The average rate paid for brokered deposits for the quarter ended March 31, 2025 was 4.55%. NOW and money market accounts decreased $26.4 million, time deposits decreased $3.8 million, and savings accounts decreased $185,000. In total, NOW, money market and savings accounts decreased 4.30% to $592.5 million at March 31, 2025, compared to $619.1 million at December 31, 2024. Noninterest-bearing deposits decreased 0.28% to $359.1 million at March 31, 2025, compared to $360.2 million at December 31, 2024. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $28.0 million. Purchased brokered deposits are not included in core deposits.

Shareholders’ equity at March 31, 2025, totaled $132.9 million, an increase of $2.5 million from the $130.4 million reported at December 31, 2024. The increase in equity was the result of $2.7 million in net income and a decrease of $1.7 million in accumulated other comprehensive loss, partially offset by $2.1 million in dividend payments. At March 31, 2025, accumulated other comprehensive loss totaled $12.6 million, compared to $14.4 million at December 31, 2024. The decrease in accumulated other comprehensive loss was primarily the result of a decrease of $1.8 million in net unrealized losses on investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on March 25, 2025. The dividend will be paid on April 22, 2025, to shareholders of record as of April 7, 2025, and is included in other liabilities as of March 31, 2025. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $2.3 million for the quarter ended March 31, 2025, compared to a provision of $173,000 for the quarter ended March 31, 2024. The provisions recorded during 2025 and 2024 were primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $2.8 million for the quarter ended March 31, 2025, compared to $289,000 for the quarter ended March 31, 2024.

The Company’s allowance for credit losses totaled 1.66% of the loan portfolio at March 31, 2025, compared to 1.72% at December 31, 2024. Management considers the allowance for credit losses at March 31, 2025, to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $3.0 million between December 31, 2024, and March 31, 2025, to $14.2 million. As a percentage of total assets, non-performing assets decreased from 1.42% at December 31, 2024, to 1.19% at March 31, 2025. The decrease in non-performing assets is primarily attributed to a decrease of $6.5 million in nonaccrual loans, partially offset by an increase of $3.3 million in OREO balances. During the first quarter of 2025, the Bank foreclosed on nonaccrual loans totaling $3.3 million and transferred the amount to OREO. Also included in the decrease in nonaccrual loans was the payoff of a nonaccrual loan with a principal balance of $3.2 million, accrued interest of $890,000, and recovery of loan-related expenses of $168,000.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.

Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2)geopolitical and domestic political developments that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; (3) the current administration’s rapid-fire policy pronouncements, executive orders and imposition of tariffs (and the threat thereof) create an unpredictable regulatory landscape and have increased market volatility and disruptions that could affect the availability and cost of capital, the valuation of our assets, the stability of our funding sources, and the financial health and operations of our borrowers, particularly our borrowers connected to agriculture and construction; (4) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (5) changes in general economic and financial market conditions, either nationally or locally; (6) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (7) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital; (8) increased competition in the Company’s markets, impacting the ability to execute its business plans; (9) continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than the Company is, and the Company’s response to competitive pressure; (10) loss of, or inability to attract, key personnel; (11) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of the allowance for credit losses; (12) the ability to grow the loan portfolio due to constraints on concentrations of credit; (13) challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; (14) the impact of technological changes and the ability to develop and maintain secure and reliable electronic communication systems, including failures in or breaches of the Company’s operational and/or security systems or infrastructure, and the Company’s ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, and other attacks on the Company’s information technology systems or on the third-party vendors who perform functions for the Company; (15) the failure to maintain effective controls over financial reporting; (16) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (17) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (18) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (19) asset/liability matching risks; and (20) changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2024, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$37,894	$56,211
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $176,938 and $179,753, respectively)	157,155	157,382
Marketable equity securities	3,379	3,326
Total investment securities	160,534	160,708
Loans	922,640	930,244
Unearned fees and unamortized loan origination costs - net	(1,987)	(1,782)
Allowance for credit losses	(15,356)	(16,046)
Net loans	905,297	912,416
Premises and equipment - net	8,413	8,668
Accrued interest receivable	8,520	8,104
Other real estate owned (OREO)	7,852	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	13,824	14,419
Cash surrender value of life insurance - net	20,824	20,692
Investment in limited partnerships	4,275	4,275
Operating lease right-of-use assets	2,908	3,069
Other assets	16,962	14,086
Total assets	$1,191,791	$1,211,718
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$359,135	$360,152
Interest-bearing	667,078	697,470
Total deposits	1,026,213	1,057,622
Short-term borrowings	8,000	—
Operating lease liabilities	2,999	3,161
Other liabilities	10,286	9,001
Junior subordinated debentures (TRUPs) (at fair value)	11,417	11,572
Total liabilities	1,058,915	1,081,356
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,475,927 at March 31, 2025 and 17,364,894 at December 31, 2024	61,467	61,267
Retained earnings	84,032	83,447
Accumulated other comprehensive loss, net of tax	(12,623)	(14,352)
Total shareholders’ equity	132,876	130,362
Total liabilities and shareholders’ equity	$1,191,791	$1,211,718

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended
(In thousands, except share and per-share data)	March 31, 2025	March 31, 2024
Interest Income:
Interest and fees on loans	$13,943	$13,481
Interest on investment securities	1,206	1,354
Interest on deposits at other banks	134	44
Total interest income	15,283	14,879
Interest Expense:
Interest on deposits	2,780	1,723
Interest on other borrowed funds	207	1,442
Total interest expense	2,987	3,165
Net Interest Income	12,296	11,714
Provision for Credit Losses	2,300	173
Net Interest Income after Provision for Credit Losses	9,996	11,541
Noninterest Income:
Customer service fees	638	706
Increase in cash surrender value of bank-owned life insurance	132	137
Gain (loss) on fair value of junior subordinated debentures (TRUPs)	270	(294)
Gain on sale of assets	—	11
Other	320	493
Total noninterest income	1,360	1,053
Noninterest Expense:
Salaries and employee benefits	3,926	3,498
Occupancy expense	966	858
Data processing expense	407	111
Technology expense	651	764
Professional fees	646	243
Loan-related expenses	17	215
Regulatory assessments	173	173
Director fees	102	128
Other	716	748
Total noninterest expense	7,604	6,738
Income Before Provision for Taxes	3,752	5,856
Provision for Income Taxes	1,070	1,695
Net Income	$2,682	$4,161
Net income per common share
Basic	$0.16	$0.24
Diluted	$0.16	$0.24
Weighted average common shares outstanding
Basic	17,229,743	17,170,907
Diluted	17,261,452	17,171,642

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended
(In thousands)	March 31, 2025	March 31, 2024
Average Balances:
Loans (1)	$915,741	$904,392
Investment securities	160,877	177,276
Interest-bearing deposits in other banks	12,109	3,218
Total interest-earning assets	1,088,727	1,084,886
Allowance for credit losses	(15,939)	(15,671)
Nonaccrual loans	7,933	12,083
Cash and non-interest-bearing deposits in other banks	32,524	31,564
Other real estate owned	6,946	4,582
Other non-earning assets	76,000	75,864
Total average assets	$1,196,191	$1,193,308

Interest-bearing deposits	$683,114	$601,036
Junior subordinated debentures (TRUPs)	12,464	12,464
Short-term borrowings	2,790	85,436
Total interest-bearing liabilities	698,368	698,936
Noninterest-bearing deposits	352,936	361,671
Other liabilities	11,751	8,773
Total liabilities	1,063,055	1,069,380
Total equity	133,136	123,928
Total liabilities and equity	$1,196,191	$1,193,308

Average Rates:
Loans (1)	6.17%	6.00%
Investment securities	3.04%	3.07%
Interest-bearing deposits in other banks	4.49%	5.50%
Total earning assets	5.69%	5.52%
Interest bearing deposits	1.65%	1.15%
Total deposits	1.09%	0.72%
Short-term borrowings	4.51%	5.80%
Junior subordinated debentures (TRUPs)	5.73%	6.74%
Total interest-bearing liabilities	1.74%	1.82%
Net interest margin (2)	4.58%	4.35%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Cash and cash equivalents	$37,894	$56,211	$47,915	$38,757	$43,004
Investment securities	160,534	160,708	168,835	166,316	168,563
Loans, net of unearned fees and unamortized loan origination costs	920,653	928,462	975,151	949,413	929,413
Allowance for credit losses	(15,356)	(16,046)	(16,523)	(15,323)	(15,451)
Net loans	905,297	912,416	958,628	934,090	913,962
Other assets	88,066	82,383	79,998	80,659	80,875
Total assets	$1,191,791	$1,211,718	$1,255,376	$1,219,822	$1,206,404

Non-interest-bearing deposits	$359,135	$360,152	$360,117	$372,886	$353,151
Interest-bearing deposits	667,078	697,470	704,904	633,728	602,783
Total deposits	1,026,213	1,057,622	1,065,021	1,006,614	955,934
Other liabilities	32,702	23,734	57,499	85,858	126,286
Total liabilities	1,058,915	1,081,356	1,122,520	1,092,472	1,082,220
Total shareholders’ equity	132,876	130,362	132,856	127,350	124,184
Total liabilities and shareholder’s equity	$1,191,791	$1,211,718	$1,255,376	$1,219,822	$1,206,404

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total interest income	$15,283	$15,146	$15,755	$14,972	$14,879
Total interest expense	2,987	3,342	3,943	3,450	3,165
Net interest income	12,296	11,804	11,812	11,522	11,714
Provision for credit losses	2,300	1,213	1,558	19	173
Net interest income after provision for credit losses	9,996	10,591	10,254	11,503	11,541
Total non-interest income	1,360	120	2,023	1,517	1,053
Total non-interest expense	7,604	7,430	7,142	6,973	6,738
Income before provision for taxes	3,752	3,281	5,135	6,047	5,856
Provision for income taxes	1,070	786	1,306	1,750	1,695
Net income	$2,682	$2,495	$3,829	$4,297	$4,161

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	March 31, 2025	December 31, 2024
Real estate - construction and development	$5,698	$12,198
Total nonaccrual loans	5,698	12,198
Loans past due 90 days and still accruing	653	421
Total nonperforming loans	6,351	12,619
Other real estate owned	7,852	4,582
Total nonperforming assets	$14,203	$17,201

Nonperforming loans to total gross loans	0.69%	1.36%
Nonperforming assets to total assets	1.19%	1.42%
Allowance for credit losses to nonperforming loans	241.79%	127.16%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended March 31,
	2025	2024
Return on average assets	0.91%	1.40%
Return on average equity	8.19%	13.51%
Efficiency ratio (1)	55.90%	52.96%
Annualized net charge-offs to average loans	1.22%	0.13%

	March 31, 2025	December 31, 2024
Shares outstanding - period end	17,475,927	17,364,894
Book value per share	$7.60	$7.51
Tangible book value per share	$7.35	$7.25
Loan-to-deposit ratio	89.71%	87.79%
Allowance for credit losses to total loans	1.66%	1.72%
Tier 1 capital to adjusted average assets (leverage ratio):
Company	12.84%	12.57%
Bank	12.84%	12.59%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Three months ended March 31,
(Dollars in thousands)	2025	2024	Change $	Change %
Net income	$2,682	$4,161	$(1,479)	(35.5)%
Junior subordinated debentures (TRUPs) fair value adjustment (1)	270	(294)
Income tax effect	(80)	85
Non-core items net of taxes	190	(209)
Non-GAAP core net income	$2,492	$4,370	$(1,878)	(43.0)%

(1)Junior subordinated debentures fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.